EXHIBIT 16.5

January 6, 2020

Securities and Exchange Commission

Quad M Solutions, Inc.

RE: 8-K filing Quad M Solutions, Inc.

I, Matthew Slack, managing member of Slack & Company LLC, have reviewed the Form 8-K filing of Quad M Solutions, Inc. and agree with the disclosure contained therein.

Respectfully submitted,

/s/ Matthew Slack

Matthew Slack, CPA

Managing Member